Exhibit (a)(4)

AMENDMENT NO. 1 TO THE

DECLARATION OF TRUST

OF

CAZ HOLY GRAIL FUND

This Amendment No. 1, dated as of August 3, 2023 (this “Amendment”), amends that certain Declaration of Trust, dated June 28, 2023 (the “Declaration of Trust”), of CAZ Holy Grail Fund (the “Trust”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Declaration of Trust.

WHEREAS, Trustee wishes to change the name of the Trust, effective as of the date of the execution of this Amendment.

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1. Amendment to Section 1. The Declaration of Trust is hereby amended by deleting Section 1 thereof in its entirety and inserting in lieu thereof the following:

“1. The trust formed hereby (the “Trust”) shall be known as “CAZ Strategic Opportunities Fund” in which name the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.”

2. Entire Agreement. Except as amended herein, the Declaration of Trust shall remain in full force and effect.

3. Effective Date. This Amendment shall be effective as of the date of its execution.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

TRUSTEE:

/s/ Isaiah Massey
Name:	Isaiah Massey

Signature Page to Amendment No. 1 to the Declaration of Trust